As filed with the Securities and Exchange Commission on December 23, 2005.
Registration No. 333-_____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
______________________
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
_____________________
ADAMS RESPIRATORY THERAPEUTICS, INC.
(Exact name of registrant as specified in its charter)
______________________

Delaware (State or other jurisdiction of incorporation or organization)	75-2725552 (I.R.S. Employer Identification No.)
425 Main Street
Chester, NJ 07930
(Address, including zip code, of principal executive offices)
Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan
(Full title of the plans)

WALTER E. RIEHEMANN, ESQ.	Copy to:
Executive Vice President, Chief Legal and Compliance Officer 425 Main Street Chester, New Jersey 07930 (908) 879-1400 (Name, address and telephone number of agent for service)	MICHAEL L. STEVENS Alston & Bird LLP One Atlantic Center 1201 West Peachtree Street, NW Atlanta, Georgia 30309-3424 (404) 881-7970
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum
Title of Securities	Amount to	Offering Price	Aggregate	Amount of
to be Registered	be Registered	Per Share	Offering Price	Registration Fee
Deferred Compensation Obligations (1)	$10,000,000(1)	N/A	$10,000,000(2)	$1,070.00

(1)	Represents $10,000,000 of deferred compensation obligations offered under the Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan.

(2)	Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(h).

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1.     Plan Information.
     The documents constituting Part I of this Registration Statement will be sent or given to participants in the Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”).
Item 2.     Registrant Information and Employee Plan Annual Information.
     Upon written or oral request, the Adams Respiratory Therapeutics, Inc. (the “Company”) will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. The documents are incorporated by reference in the Section 10(a) prospectus. The Company will also provide, without charge, upon written or oral request, other documents required to be delivered to participants pursuant to Rule 428(b). Requests for the above-mentioned information should be directed to Walter E. Riehemann at the address and telephone number on the cover of this Registration Statement.
PART II
INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 3.     Incorporation of Documents by Reference.
     The following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) are hereby incorporated by reference into this Registration Statement:
     (1)     The Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2005;
     (2)     All other reports filed by the Company pursuant to Section 13(a) or 15(d) of the Exchange Act since June 30, 2005; and
     (3)     The description of Common Stock contained in the Company’s Registration Statement filed under Section 12 of the Exchange Act, including all amendments or reports filed for the purpose of updating such description.
     All other documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered have been sold or that deregisters all securities that remain unsold, shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.
     Any statement contained in a document incorporated or deemed incorporated herein by reference shall be deemed to be modified or superseded for the purpose of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is, or is deemed to be, incorporated herein by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.     Description of Securities.
     This Registration Statement covers deferred compensation obligations (“DCOs”) that may be offered under the Plan. The following summary of the DCOs is qualified in its entirety by reference to the plan document, a copy of which has been filed as an exhibit to this Registration Statement.
     The DCOs issuable under the Plan represent obligations of the Company to pay to participants certain compensation amounts that the participants have elected to defer. The Plan is intended to provide participants with supplemental retirement income benefits through deferrals of current compensation and through discretionary Company contributions under the Plan. The DCOs are payable in cash and generally will be paid in either a lump-sum or in annual installments over a certain term upon retirement, disability, death or other termination of service, according to the Plan.
     Subject to the terms and conditions set forth in the Plan, each participating employee may elect to defer eligible compensation, and amounts deferred are credited to each participant’s deferral account. Each participant’s account will be further divided into separate subaccounts, each of which will correspond to an investment alternative elected by the participant. Amounts in a participant’s fund sub-account will be adjusted to reflect the investment performance of the selected investment fund(s), including any appreciation or depreciation. Company contributions, if any, will be credited to a separate Company contribution account, which will also be further divided into separate subaccounts, each of which will correspond to an investment alternative elected by the participant. A participant’s deferral account will be 100% vested at all time. A participant’s Company contribution account, if any, will be subject to such vesting schedule as may be established by the plan administrator, except that in the event of a change of control, the Company contribution account, if any, will become 100% vested.
     The obligation to pay the vested balance of each Plan participant’s account shall at all times be an unfunded and unsecured obligation of the Company. Benefits are payable solely from the Company’s general funds and are subject to the risk of corporate insolvency. The Company will establish a grantor trust for the purpose of informally funding the Plan. Participants will not have any interest in any particular assets of the Company by reason of any obligation created under the Plan. A participant’s right to the DCOs cannot be transferred assigned, pledged or encumbered except by a written designation of a beneficiary under the terms of the Plan.
Item 5.     Interests of Named Experts and Counsel.
     Not applicable.
Item 6.     Indemnification of Directors and Officers.
     The Delaware General Corporation Law and the Company’s certificate of incorporation and bylaws provide for indemnification of the Company’s directors and officers for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the Company’s best interests, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful. Please see the Company’s certificate of incorporation and bylaws, which are incorporated by reference to this Registration Statement

     The Company has entered into indemnification agreements with its officers and directors. The Indemnification Agreements provide the Company’s officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law.
     The Company currently maintains a directors’ and officers’ liability insurance policy.
Item 7.     Exemption from Registration Claimed.
     Not applicable.
Item 8.     Exhibits.
     See Exhibit Index, which is incorporated here by reference.
Item 9.     Undertakings.
     (a)     The undersigned Company hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
     (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;
     (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
     provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the registration statement is on Form S-3, Form S-8, or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Company pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.
          (2)      That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
          (3)     To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Company hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Company’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c)     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.
(signatures on following page)

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chester, State of New Jersey, on December 22, 2005.

ADAMS RESPIRATORY THERAPEUTICS, INC.
By:	/s/ David P. Becker
David P. Becker
Chief Financial Officer

POWER OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David P. Becker his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of the, or their or his substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael J. Valentino Michael J. Valentino	Chief Executive Officer and Director (Principal Executive Officer)	December 22, 2005
/s/ David P. Becker David P. Becker	Chief Financial Officer (Principal Financial and Accounting Officer)	December 22, 2005
/s/ Steven A. Elms Steven A. Elms	Director	December 22, 2005
/s/ Kirk K. Calhoun Kirk K. Calhoun	Director	December 22, 2005

Signature	Title	Date
/s/ Donald J. Liebentritt Donald J. Liebentritt	Director	December 22, 2005
/s/ John N. Lilly John N. Lilly	Director	December 22, 2005
/s/ Joan P. Neuscheler Joan P. Neuscheler	Director	December 20, 2005
/s/ Harold F. Oberkfell Harold F. Oberkfell	Director	December 22, 2005
/s/ William C. Pate William C. Pate	Director	December 22, 2005
/s/ Andrew N. Schiff, M.D. Andrew N. Schiff, M.D.	Director	December 22, 2005

EXHIBIT INDEX
TO
REGISTRATION STATEMENT ON FORM S-8

Exhibit Number	Description

4.1	Certificate of Incorporation of the Company (incorporated herein by reference to Exhibit 3.1 to the Company’s Form 10-K filed on September 27, 2005).

4.2	Bylaws of the Company (incorporated herein by reference to Exhibit 3.2 of the Company’s Amendment No. 2 to Form S-1, Registration Statement No. 333-123585).

5.1	Opinion of Alston & Bird LLP.

23.1	Consent of Alston & Bird LLP (included in Exhibit 5.1).

23.2	Consent of Ernst & Young LLP.

24.1	Power of Attorney (included on signature page).

99.1	Adams Respiratory Therapeutics, Inc. 2006 Deferred Compensation Plan